EXHIBIT 2.6
                                                                     -----------


                EXCLUSIVE PURCHASE, LICENSE AND SUPPLY AGREEMENT
                ------------------------------------------------
                                 APRIL 19, 2004

                                    Recitals

Smart Automobile LLC (SA) and ZAP wish to enter into a distribution and strategic relationship. Whereby SA will provide a license to ZAP to manufacture compliant cars and will provide fully USA compliant Smart Cars and ZAP will provide distribution to dealers in the USA.

                                   Compliance

1. SA is a manufacturer of cars with brand name "smart" which meet all U.S. Environmental Protection Agency (EPA), Department of Transportation (DOT),
/     Federal Motor Vehicle Safety Standards (FMVSS), and California Air
     Resources Board (CARB) standards and will provide Smart Vehicles that fully meet DOT/FMVSS and EPA Federal standards to ZAP. The estimate Time to show this permits will be between 4-6 weeks upon signing.

2.   SA will warrant the vehicles for 12 months/12,000 miles.

3.   SA will provide dealer diagnosis computers at cost, currently $10,000.

4. SA will procure and provide parts for ZAP Smart Cars dealers, and provide a dealer recommended parts list.

5.   SA will provide dealer training and service manuals for Smart Cars.

6. SA will finalize all required modification, testing and submit the application for CARB approval within 8-12 weeks of signing.

                                   Purchasing

1. ZAP will agree to purchase 90 Smart Cars from SA after SA receives all permits, and provides proof of such permits and a firm delivery schedule to ZAP, estimated to be by May 15, 2004. SA warrants to sell all the 90 cars (reserved to Zap) not to an other Party.

2.   ZAP agrees to buy 4,000 Smart Cars if available in 2004.

3.   ZAP agrees to buy 15,000 Smart Cars if available in 2005.

4. ZAP agrees to continue to buy 15,000 or more cars every year thereafter unless Mercedes Benz distributes a similar car in the USA.

                                USA Distribution

1. It is agreed that ZAP will receive exclusive USA distribution and license rights to manufacture and worldwide non-exclusive rights from SA for 10 years. SA or any affiliated company will not sell any other distributor in the USA these cars or similar micro cars that achieve 40 mpg or more efficiency to any other distributor in the USA. ZAP has the right to sublicense or assign these rights to any party in the USA.

2. It is agreed that ZAP will pay $10,000,000 (ten million dollars) as a distribution right and license fee to SA. $1,000,000 (one million dollars) will be paid in cash via check upon signing.

     a. SA to deliver five Smart Cars to Santa Rosa, upon signing. (Only for demo and not for sale)

     b. SA to deliver one Smart Car to Dallas for the auto dealer show in June. (Only for demo and not for sale)

     c.   SA to provide ZAP copies of the following as soon as possible:

          I.   DOT/FMVSS approval letter
          II.  EPA approval letter
          III. MSO
          IV.  FMVSS sticker
          V.   EPA sticker
          VI.  DISTRIBUTOR INVOICE
          VII. Window Sticker

3. ZAP agrees to pay as a distribution right and license fee, $1,000 (one thousand dollars) premium over the regular distribution price for the first 1,000 cars delivered.

4. ZAP agrees to pay $8,000,000 (eight million dollars) in preferred stock to SA for the distribution rights upon signing. It is understood that this stock is restricted and non-voting. ZAP agrees that the Preferred stock will have a value of $8,000,000 (eight million dollars) even if the stock price decrease from the current price within 18 months. The floor common share price will be $.91 and equal to $8,000,000 (eight million dollars). The common stock will have a leak out selling provision in accordance with SEC laws and limited by 10% of the volume of ZAPZ stock sold in the previous month. SA will grant a proxy for the stock to Steve Schneider.

5. ZAP agrees to pay for the first 90 cars in advance via wire or L/C, one week prior to delivery.

6. ZAP agrees to pay for future cars with an Irrevocable Letter of Credit. The Irrevocable Letter of Credit is payable at the time of shipping from Germany, and at time VIN numbers are provided. The delivery will be 6 to 8 weeks after L/C.

7. SA guarantees to ZAP that at least 2,500 Smart Cars will be available in 2004, and 10,000 Smart Cars will be available for purchase to ZAP in 2005. ZAP and SA are aware of the fact that Mercedes Benz of North America has no plans to import the city coupe Smart Car in the USA. It is also common knowledge and anticipated that Mercedes Benz plans to import the 4-door Smart Car that is produced in Brazil in 2006.

8. SA guarantees that no other entity can provide fully compliant Smart cars in the USA, during 2004 and 2005. In the event this should occur, SA will returned the unearned stock if unencumbered or a refund of $1 Million Dollars to ZAP's option.

9.   It is agreed that applicable law with is the State of California.

10. Thomas Heidemann personally guarantees the performance of this contract. If SA cannot meet the terms of this agreement, then the funds and stock will be returned to ZAP.

11. It is agreed that the parties will sign a more detailed common agreement. by June 15, 2004.


                                Public Relations

SA and ZAP will work cooperatively to maximize publicity for the ZAP cars.

AGREED,
-------


/s/ Thomas Heidemann                        /s/ Steven Schneider
-------------------------                   ------------------------
Smart-Automobile LLC                        ZAP
President                                   CEO
Thomas Heidemann                            Steven Schneider

      04/19/04                                    04/19/04
-------------------------                   ----------------------
        Date                                        Date